Exhibit 10.2
August 14, 2009
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215
Attention: Board of Directors
     Re:   Second Amended and Restated Employment Agreement by and between Corrections Corporation of America (“CCA”) and John D. Ferguson, dated as of August 15, 2007, as amended (the “Agreement”)
Ladies and Gentlemen:
     Pursuant to Section 3 of the Agreement, I hereby provide notice of my election not to extend the Agreement in connection with my decision to step down as Chief Executive Officer of CCA effective October 15, 2009. Notwithstanding my decision to step down as Chief Executive Officer, I intend to continue as a member and the Chairman of the Board of Directors, subject to election by CCA’s stockholders and the Board of Directors, respectively, in accordance with CCA’s bylaws.
     As previously discussed with CCA, I will remain employed by CCA as an “at will” employee on terms and conditions to be established by the Compensation Committee of the Board of Directors. In addition, since I will remain an employee of CCA, my currently outstanding restricted shares of CCA common stock and options to purchase CCA common stock will continue to vest in accordance with their respective terms. I understand that the commencement of payments owed to me under the Agreement may be required to be deferred in order to satisfy the requirements of § 409A of the Internal Revenue Code. We also agree that provisions of the Agreement which govern our respective post-Agreement obligations will be effective upon my leaving the employment of CCA.
     Please confirm CCA’s acknowledgement of and agreement with the foregoing by signing in the space provided below.

Very truly yours,
/s/ John D. Ferguson
John D. Ferguson

Confirmed and Agreed as
of the date written above:
CORRECTIONS CORPORATION OF AMERICA

By:	/s/ Joseph V. Russell Name: Joseph V. Russell
Title: Chair, Compensation Committee